Exhibit F

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2010, in Post-Effective Amendment No. 5 to the Registration Statement under Schedule B of the United States Securities Act of 1933 and related Prospectus of The Korea Development Bank dated August 23, 2010.

/s/ Ernst & Young Han Young

Ernst & Young Han Young

Seoul, Korea

August 23, 2010